EXHIBIT 99

                              RANCHER ENERGY CORP.


                                 April 22, 2013

Dear Shareholder,

I am writing on behalf of the Board of Director's to update you on the current status of the Company. As many of you know, the bankruptcy court entered its order confirming our reorganization plan on September 28, 2012. We have looked at a number of oil and gas opportunities since that time with the plan to increase shareholder value through acquiring interests in oil and gas properties or companies in the oil and gas industry. To date we have not completed any transactions. If you desire more detailed information, I direct your attention to the following filings with the United States Securities and Exchange Commission, which will bring you up to date:

SEC Form Type              Filing Date
-------------              -----------
Form: 8-K                  3/4/2013
Form: 10-Q                 2/1/2013
Form: 10-Q                 11/14/2012
Form: 10-Q/A               10/18/2012
Form: 8-K/A                9/20/2012
Form: 8-K                  9/18/2012
Form: 10-Q                 8/20/2012
Form: 10-K                 7/25/2012

These filings can be accessed through the internet at www.sec.gov by entering Rancher Energy Corporation's name into the search box at the top right hand corner of the SEC website.

As of March 31, 2013, we had cash balances in our bank accounts of approximately $ 2,126,000.00, and a nominal amount of other assets valued at $ 250,000.00. The Company's liabilities at March 31, 2013, were approximately $ 100,000.00. The Board of Directors believes that a company like ours with cash, nominal liabilities, and a significant number of shareholders may be a very attractive vehicle for companies or businesses in the energy sector that are interested in entering the public markets. We are evaluating opportunities that range from expansion of our business through the acquisition of oil and gas properties to acquiring companies or entering into some form of a business combination, which we believe will result in substantially enhanced shareholder value. Our business objective is to either acquire or acquire control of one or more businesses or assets through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination.

With our history in the oil and gas industry we believe that our best option is to enter into a transaction or transactions with parties in the oil and gas industry. However, we may look at other opportunities presented that offer a good value proposition for our shareholders. We expect to effect the expansion of our business by using our available cash, our capital stock, debt or a combination of cash, stock and debt.

A business combination may involve the acquisition of, or merger with, a company that desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control

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and  compliance  with  various  Federal  and  state   securities  laws.  In  the
alternative, we may seek to consummate a business combination with a company that may be financially unstable or in its early stages of development or growth.

While we would prefer to find a suitable candidate in the near term, we will take the time necessary to identify, investigate, and negotiate appropriate terms with a good candidate.


We are open to discussion with any of the Company's shareholders with regard to the Company's future and potential business opportunities. We appreciate the support many of you have shown as we went through the bankruptcy, and we are optimistic that we will be able to identify, investigate, and negotiate appropriate terms with a business acquisition candidate or candidates during current calendar year.

Thank you for your support, and we look forward to hearing from you with any questions or potential business opportunities.

Very truly yours,



Jon Nicolaysen, President
Rancher Energy Corporation